Exhibit 10.3

February 17, 2026

Anand Parikh

Re: Employment Terms

Dear Anand Parikh:

As you are aware, Faeth Therapeutics, Inc. is pursuing a potential corporate transaction with Sensei Biotherapeutics, Inc. (the “Parent”), pursuant to which it will undergo certain reorganizations (including converting into a limited liability company, with such entities generally referred to herein as the “Company”) and ultimately become a subsidiary of Parent (collectively, the “Merger”). Parent is pleased to offer you continued employment with the Company following the closing of the Merger (the “Closing”) on the terms and conditions in this letter agreement.

Following the Closing, you will remain an active employee of the Company under the terms and conditions set out in your current employment agreement. By way of example, your current base salary shall remain the same and you will continue to be eligible to receive the employee benefits that are made available to you by the Company. You will provide services to the Parent and its affiliates (collectively with the Company, the “Parent Group”) and it is anticipated that as part of the integration of operations of the Parent Group, that we will later enter into a new employment agreement, with market standard compensation and benefits.

As a material inducement to your acceptance of this offer of employment with the Parent Group in connection with the Merger, subject to approval by Parent’s Board of Directors (the “Board”) or a committee thereof in accordance with the “inducement grant exception” under Nasdaq Listing Rule 5635(c)(4), you will be granted an option to purchase 1,239,305 shares of Parent’s common stock (the “Option”). The Option will have an exercise price per share equal to 100% of the Fair Market Value (as defined in Parent’s 2021 Equity Incentive Plan (the “Plan”)) on the date of grant. The Option will be subject to a vesting schedule whereby 25% of the shares subject to the Option will vest on the first anniversary of the date of grant and the remaining shares subject to the Option will vest in equal monthly installments over the following three-year period, in each case subject to your continuous service with Parent or any of its Affiliates (as defined in the Plan) through each applicable vesting date. The Option will be granted outside of, but will be governed by the terms and conditions contained in, the Plan and will be subject to the terms and conditions of a stock option agreement substantially similar to the standard form of stock option agreement under the Plan.

Your employment relationship remains at-will and you acknowledge and understand you remain bound by the obligations set forth in your At-Will Employment, Confidential Information, Invention Assignment Agreement, which shall also apply to your service to the Parent Group.

The effective date of this letter agreement will be the Closing Date as defined in that certain Agreement and Plan of Merger, by and between the Company, the Parent, and the other parties thereto (as amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”). If the anticipated transactions contemplated in the Merger Agreement do not close, this letter agreement will have no effect, will not be binding on the Company, Parent, or on you, shall terminate as of the termination of the Merger Agreement, and neither you nor the Company or Parent shall have rights or obligations hereunder.

You acknowledge and agree that the Merger, together with any resulting changes to your employment terms, compensation, and/or benefits (collectively, the “Specified Changes”), do not, alone or in connection with any other circumstance, constitute “Good Reason” under any existing severance agreement, employment agreement or other agreement or plan providing severance, acceleration of vesting, or termination-related rights or payments in connection with a termination by you for “Good Reason” (collectively, the “Good Reason Arrangements”), and you hereby waive any right to provide notice of or to assert any claim that the Merger or the Specified Changes give rise to Good Reason under any Good Reason Arrangement.

This letter agreement forms the complete and exclusive statement between you and the Parent with respect to this subject matter. This letter agreement may not be amended or modified except by a written modification signed by you and a duly authorized representative of the Parent. This letter agreement is governed by the laws of the State of Delaware, without reference to conflicts of law principles, and it is intended to bind and inure to the benefit of and be enforceable by the Parent and its successors and assigns. If any provision of this letter agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. No waiver of any right hereunder shall be effective unless it is in writing. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures. To confirm your acceptance, please sign and date this letter agreement and return the fully signed document to me. Please let me know if you have any questions.

Sincerely,

SENSEI BIOTHERAPEUTICS, INC.

/s/ Christopher W. Gerry
Name:	Christopher W. Gerry
Title:	President and Principal Executive Officer

Reviewed, Understood, and Accepted:

/s/ Anand Parikh	February 17, 2026
Anand Parikh	Date